Credit Acceptance
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

Date: February 14, 2020

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

Nasdaq Symbol: CACC

CREDIT ACCEPTANCE ANNOUNCES
REDEMPTION OF OUTSTANDING 7.375% SENIOR NOTES DUE 2023

Southfield, Michigan – February 14, 2020 – Credit Acceptance Corporation (Nasdaq: CACC) (referred to as the “Company”, “Credit Acceptance”, “we”, “our”, or “us”) announced today the redemption of all of the Company’s 7.375% senior notes due 2023 (the “2023 notes”) in accordance with the terms of the indenture governing the 2023 notes (the “2023 notes indenture”). The Company has provided an irrevocable notice to U.S. Bank National Association, the trustee under the 2023 notes indenture, of the Company’s election to redeem all of the outstanding 2023 notes on March 15, 2020, in accordance with the terms of the 2023 notes indenture, at a redemption price equal to 101.844% of the principal amount thereof. In accordance with the 2023 notes indenture, accrued and unpaid interest on the 2023 notes from September 15, 2019 (the most recent date to which interest on the 2023 notes has been paid) will be payable on March 15, 2020 to the holders of record of the 2023 notes as of the March 1, 2020 interest record date, and no additional interest will be payable on the 2023 notes. Interest on the 2023 notes will cease to accrue on and after the March 15, 2020 redemption date. In accordance with the 2023 notes indenture, because March 15, 2020 is a Sunday, payment of the redemption price and of interest payable on that date with respect to the 2023 notes will be made on Monday, March 16, 2020.

Notice of the redemption of the 2023 notes will be sent to holders of the 2023 notes by U.S. Bank National Association as specified under the 2023 notes indenture. This press release does not constitute a notice of redemption with respect to the 2023 notes.

Cautionary Statement Regarding Forward-Looking Information

Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements, which include statements concerning the redemption of the 2023 notes, represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.